As filed with the Securities and Exchange Commission on December 3, 2024
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
SANUWAVE Health, Inc.
(Exact name of registrant as specified in its charter)

Nevada	3841	20-1176000
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
11495 Valley View Road
Eden Prairie, Minnesota 55344
(952) 656-1029
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Morgan C. Frank
Chief Executive Officer
SANUWAVE Health, Inc.
11495 Valley View Road
Eden Prairie, Minnesota 55344
(952) 656-1029
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Ben A. Stacke
Griffin D. Foster
Faegre Drinker Biddle & Reath LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
(612) 766-7000
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders described herein may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.
Subject to Completion, Dated December 3, 2024
PRELIMINARY PROSPECTUS
2,887,156 Shares of Common Stock
This prospectus relates to the possible resale or other disposition, from time to time, of up to 2,887,156 shares of our common stock, par value $0.001 per share (“Common Stock”), by the selling stockholders named in this prospectus.
The shares offered by this prospectus may be sold by the selling stockholders from time to time in the over-the-counter market or any other national securities exchange or automated interdealer quotation system on which our Common Stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, as described under “Plan of Distribution” herein.
Except as otherwise indicated, all share numbers and per share amounts presented in this registration statement reflect a one-for-three hundred seventy-five (1:375) reverse stock split of the outstanding shares of Common Stock effected on October 18, 2024 (the “Reverse Stock Split”).
All net proceeds from the sale of the shares of Common Stock covered by this prospectus will go to the selling stockholders. We will receive none of the proceeds from the sale of the shares of Common Stock covered by this prospectus by the selling stockholders. We are only paying expenses relating to the registration of the shares of Common Stock with the Securities and Exchange Commission (the “SEC”), but all selling and other expenses incurred by the selling stockholders will be borne by them.
Our Common Stock is quoted on the OTCQB market under the symbol “SNWV.” The last reported sale price for shares of our Common Stock on November 29, 2024 was $21.00 per share.
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is           , 2024

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this prospectus that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). Forward-looking statements convey our current expectations or forecasts of future events. All statements in this prospectus, including those made by the management of the Company, other than statements of historical fact, are forward-looking statements. Examples of forward-looking statements include statements regarding: our results of operations, liquidity, and operations, restrictions and new regulations on our operations and processes, including the execution of clinical trials; the Company’s future financial results, operating results, and projected costs; market acceptance of and demand for UltraMIST and PACE®; success of future business development and acquisition activities; management’s plans and objectives for future operations; industry trends; regulatory actions that could adversely affect the price of or demand for our approved products; our intellectual property portfolio; our business, marketing and manufacturing capacity and strategy; estimates regarding our capital requirements, the anticipated timing of the need for additional funds, and our expectations regarding future capital-raising transactions, including through investments by strategic partners for market opportunities, which may include strategic partnerships or licensing agreements, or raising capital through the conversion of outstanding warrants or issuances of securities; product liability claims; economic conditions that could adversely affect the level of demand for or the cost of our products; timing of clinical studies and any eventual U.S. Food and Drug Administration (“FDA”) approval of new products and new uses of our current products; financial markets; the competitive environment; supplier and customer disputes; and our plans to remediate our material weaknesses in our disclosure controls and procedures and our internal control over financial reporting. These forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements. Forward-looking statements may contain words such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” and “continue,” the negative of these terms, or other comparable terminology.
Any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They may be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including the risks, uncertainties and assumptions described in the section titled “Risk Factors” in this prospectus or any prospectus supplement, and under a similar heading in any other annual, periodic or current report we file with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur as contemplated, and actual results could differ materially from those anticipated or implied by the forward-looking statements.
You should read this prospectus, the registration statement of which this prospectus is a part, any prospectus supplement or any free writing prospectus and the information incorporated by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.
You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise. You should read carefully the factors described in the “Risk Factors” section of this prospectus or any prospectus supplement, and under a similar heading in any other annual, periodic or current report we file with the SEC, to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.
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PROSPECTUS SUMMARY
This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our Common Stock. You should carefully read the entire prospectus, any prospectus supplement or any free writing prospectus, and the information incorporated by reference herein and therein before making an investment decision.
Except as otherwise indicated by the context, references in this prospectus to “we,” “us,” “our” and the “Company” are to the consolidated business of SANUWAVE Health, Inc.
Our Company
We are an ultrasound and shock wave technology company using patented systems of noninvasive, high-energy, acoustic shock waves or low intensity and non-contact ultrasound for regenerative medicine and other applications. Our focus is regenerative medicine utilizing noninvasive, acoustic shock waves or ultrasound to produce a biological response resulting in the body healing itself through the repair and regeneration of tissue, musculoskeletal, and vascular structures. Our two primary systems are UltraMIST® and PACE®. UltraMIST and PACE are the only two FDA approved directed energy systems for wound healing.
The UltraMIST system provides, through a fluid mist, a low-frequency, non-contact, and pain free ultrasound energy deep inside the wound bed that promotes healing from within. The ultrasound acoustic waves promote healing by reducing inflammation and bacteria in the wound bed, while also increasing the growth of new blood vessels to the area. The UltraMIST system treatment must be administered by a healthcare professional. This proprietary technology has been cleared by the FDA for the promotion of wound healing through wound cleansing and maintenance debridement combined with ultrasound energy deposited inside the wound that stimulates tissue regeneration. The UltraMIST System is cleared for marketing in the U.S. by the FDA (K140782) but is not approved/cleared/licensed in any other jurisdiction.
The PACE systems use acoustic pressure shockwaves generated by the Company’s Pulsed Acoustic Cellular Expression (PACE) technology to converge at precise selected targets to produce an extremely short duration compression burst. The precise targeting of tissue with PACE® technology provides healthcare professionals with a tool to positively influence cellular form and function, which can result in pain relief, improved circulation, and tissue regeneration. The PACE® system treatment must be administered by a healthcare professional. The PACE® line of products is marketed in various jurisdictions:
•The dermaPACE® System was determined to be a Class II device by the FDA under the generic name extracorporeal shock wave device for treatment of chronic wounds per De Novo filing/order DEN160037. As a result of this order, we were immediately able to market dermaPACE as described in the De Novo request subject to the general control provisions of the Federal Food, Drug, and Cosmetic Act and the special controls identified in the order. Besides having permission to market in the U.S., dermaPACE is licensed for distribution and sale in the following jurisdictions: the European Union (CE Mark), Canada, Brazil, Egypt, Singapore and the United Arab Emirates.
•Profile by SANUWAVE System is marketed only within the U.S. and is listed as a Class I device with the FDA (listing number D065463). Profile by SANUWAVE System is not approved/cleared/licensed in any other jurisdiction.
•The orthoPACE® System is not marketed in the U.S. It is marketed in the European Union (CE Mark) and licensed for sale/distribution in South Korea and Taiwan.
Our portfolio of wound treatment solutions provides patients with a noninvasive technology that boosts the body’s normal healing and tissue regeneration processes. The Company is marketing its UltraMIST and PACE systems for usage primarily in the United States.

Regarding the non-contact and non-thermal low frequency ultrasound UltraMIST system, the Company is focused on the following:
•Growth and expansion of sales across the United States
•Improvement of the functionality and ease-of-use for both medical personnel and patients
•Identifying and qualifying antibacterial and anti-biofilm solutions to replace the saline solution used to produce the mist used by this system to conduct the ultrasound toward its target, which the Company believes would make the system more effective in treating bacterial infections associated with skin conditions
•The design of new applicators capable of treating large skin conditions, for improved efficiency in such cases.
The Company is focused on further developing our PACE proprietary technology to activate healing in:
•Acute and chronic wound conditions, including diabetic foot ulcers, venous and arterial ulcers, pressure sores, burns and other skin eruption conditions;
•Orthopedic applications, such as eliminating chronic pain in joints from trauma, arthritis or tendons/ligaments inflammation or tendinopathies, speeding the healing of fractures (including nonunion or delayed-union conditions), improving bone density in osteoporosis, fusing bones in the extremities and spine, and other potential sports injury applications;
•Plastic/cosmetic applications such as cellulite smoothing, graft and transplant acceptance, skin tightening, scarring and other potential aesthetic uses; and
•Cardiovascular applications for removing plaque due to atherosclerosis, eliminating occlusions and blood clots, and improving heart muscle and cardiac valves performance.
Corporate Information
We were incorporated in the State of Nevada on May 6, 2004, under the name Rub Music Enterprises, Inc. (“RME”). SANUWAVE, Inc. was incorporated in the State of Delaware on July 21, 2005. In December 2006, Rub Music Enterprises, Inc. ceased operations and became a shell corporation.
On September 25, 2009, RME and RME Delaware Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of RME (the “Merger Sub”), entered into a reverse merger agreement with SANUWAVE, Inc. Pursuant to the merger agreement, the Merger Sub merged with and into SANUWAVE, Inc., with SANUWAVE, Inc., as the surviving entity and a wholly-owned subsidiary of the Company.
In November 2009, we changed our name to SANUWAVE Health, Inc. Our principal executive offices are located at 11495 Valley View Road, Eden Prairie, Minnesota 55344, and our telephone number is (952) 656-1029. Our website address is www.sanuwave.com. The information on our website is not a part of this prospectus.

THE OFFERING

Total Common stock being offered by the selling stockholders	2,887,156 shares of Common Stock.

Use of Proceeds
All net proceeds from the sale of the shares of Common Stock covered by this prospectus will go to the selling stockholders. We will receive none of the proceeds from the sale of the shares of Common Stock covered by this prospectus by the selling stockholders. See “Use of Proceeds.”

Risk Factors
See “Risk Factors” in this prospectus, any prospectus supplement and the information incorporated by reference herein and therein for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.

Ticker Symbol for Common Stock	“SNWV”

RISK FACTORS
Investing in our Common Stock involves a high degree of risk. We urge you to carefully consider all of the information contained in or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus, including the risk factors under the heading “Risk Factors” in this prospectus and any prospectus supplement, and under a similar heading in any other annual, periodic or current report we file with the SEC. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.
Risks Related to the Common Stock Offered by the Selling Stockholders
If the selling stockholders sell significant amounts of our Common Stock, or the perception exists that these sales could occur, such events could cause the price of our Common Stock to decline.
This prospectus covers the resale from time to time by the selling stockholders of up to 2,887,156 shares of our Common Stock. If the selling stockholders sell significant amounts of our Common Stock following the effectiveness of the registration statement of which this prospectus is a part, the market price of our Common Stock could decline. Further, the perception of these sales could impair our ability to raise additional capital through the sale of our equity securities.
None of the proceeds from the sale of our Common Stock by the selling stockholders in this offering will be available to us.
We will not receive any proceeds from the sale of our Common Stock by the selling stockholders in this offering. The selling stockholders will receive all proceeds from the sale of such shares. Consequently, none of the proceeds from such sale by the selling stockholders will be available to us for our use. See “Use of Proceeds.”

USE OF PROCEEDS
All net proceeds from the sale of the shares of Common Stock covered by this prospectus will go to the selling stockholders. We will receive none of the proceeds from the sale of the shares of Common Stock covered by this prospectus by the selling stockholders.

SELLING STOCKHOLDERS
The shares being sold pursuant to this prospectus were sold by the Company to the selling stockholders as described below.
December 2023 Securities Purchase Agreement, Notes and Warrants
On December 30, 2023, we entered into a Securities Purchase Agreement (the “December Purchase Agreement”), with the purchasers identified on the signature pages thereto (the “December Purchasers”), for our sale in a private placement (the “December Private Placement”) of (i) Future Advance Convertible Promissory Notes (“Notes”) in an aggregate principal amount of approximately $1.9 million, (ii) Common Stock Purchase Warrants with an exercise price of $25.13 per share (“First Warrants”) to purchase an additional approximately 124,084 shares of Common Stock and (iii) Common Stock Purchase Warrants with an exercise price of $15.00 per share (“Second Warrants,” and together with the First Warrants, the “Warrants”) to purchase an additional approximately 124,084 shares of Common Stock. The Warrants had a five-year term. The closing of the December Private Placement occurred on December 30, 2023 (the “December Closing Date”). At the December Closing Date, we received total proceeds of approximately $1.8 million.
January 2024 Securities Purchase Agreement, Notes and Warrants
On January 21, 2024, we entered into a Securities Purchase Agreement (the “January Purchase Agreement”), with the purchasers identified on the signature pages thereto (the “January Purchasers”), for our sale in a private placement (the “January Private Placement”) of (i) Notes in an aggregate principal amount of approximately $4.6 million, (ii) First Warrants to purchase an additional approximately 303,844 shares of Common Stock and (iii) Second Warrants to purchase an additional approximately 303,844 shares of Common Stock. The Warrants had a five-year term. The closing of the January Private Placement occurred on January 21, 2024 (the “January Closing Date”). We received no proceeds in the January Private Placement.
Pursuant to a side letter, the purchasers of the Company’s Asset-Backed Secured Promissory Notes in an aggregate principal amount of $4.6 million (the “July 2023 Notes”) at an original issue discount of 33.33% on July 21, 2023 agreed that upon the maturity date of the July 2023 Notes, the Company would issue each January Purchaser (i) a Note with the same principal amount as the principal amount of such January Purchaser’s July 2023 Note, plus any accrued and unpaid interest, (ii) First Warrants exercisable for such number of shares of Common Stock calculated by dividing the principal amount of the January Purchaser’s Note by $0.04 and (iii) Second Warrants exercisable for such number of shares of Common Stock calculated by dividing the principal amount of the January Purchaser’s Note by $0.04. The July 2023 Notes bore interest at a rate of zero percent (0%) per annum and matured on January 21, 2024.
June 2024 Securities Purchase Agreement, Notes and Warrants
On June 18, 2024, we entered into a Securities Purchase Agreement (the “June Purchase Agreement,” and together with the December Purchase Agreement and the January Purchase Agreement, the “Purchase Agreements”), with the purchasers identified on the signature pages thereto (the “June Purchasers,” and together with the December Purchasers and the January Purchasers, the “Purchasers”) for our sale in a private placement (the “June Private Placement”) of (i) Notes in an aggregate principal amount of approximately $1.3 million, (ii) First Warrants to purchase an additional approximately 86,667 shares of Common Stock and (iii) Second Warrants to purchase an additional approximately 86,667 shares of Common Stock The Warrants had a five-year term. The closing of the June Private Placement occurred on June 18, 2024 (the “June Closing Date,” and together with the December Closing Date and the January Closing Date, the “Closing Dates”). At the June Closing Date, we received total proceeds of approximately $1.3 million.
Notes
As described above: (i) on December 30, 2023, we issued Notes to the December Purchasers in an aggregate principal amount of approximately $1.9 million; (ii) on January 21, 2024, we issued Notes to the January Purchasers in an aggregate principal amount of approximately $4.6 million; and (iii) on June 18, 2024, we issued Notes to the

June Purchasers in an aggregate principal amount of approximately $1.3 million. Pursuant to the Notes, we promised to pay each Purchaser in cash and/or in shares of Common Stock, at a conversion price of $15.00 (the “Conversion Price”), the principal amount (subject to reduction pursuant to the terms of the Note, the “Principal”) as could have been advanced in disbursements (each, a “Disbursement” and together, the “Disbursements,” with total principal of outstanding Disbursements equaling Principal), and paid interest at a rate of fifteen percent (15%) per annum (“Interest”) on any outstanding Principal at the applicable Interest rate from the date of the Notes until the Notes were accelerated, converted, redeemed or otherwise.
In connection with each of Private Placement, we entered into security agreements in favor of the applicable Purchasers to secure our obligations under the Notes.
The rights of each Purchaser to receive payments under its Notes were subordinate to the rights of NH Expansion Credit Fund Holdings LP (“North Haven Expansion”) pursuant to subordination agreements, which we and the Purchasers entered into with North Haven Expansion.
December 2023, January 2024, and June 2024 Registration Rights Agreements
In connection with each Purchase Agreement, we also entered into registration rights agreements with the Purchasers (the “Registration Rights Agreements”), pursuant to which we agreed to file a registration statement (the “Registration Statement”) with the SEC no later than sixty (60) days following the applicable Closing Date to register the resale of the number of shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants issued pursuant to the applicable Purchase Agreement (the “Registrable Securities”) and to cause the Registration Statement to become effective within one-hundred eighty (180) days following the applicable Closing Date. We shall use our best efforts to keep the Registration Statement continuously effective under the Securities Act, until all Registrable Securities have been sold, or may be sold without the requirement to be in compliance with Rule 144(c)(1) of the Securities Act and otherwise without restriction or limitation pursuant to Rule 144 of the Securities Act, as determined by our counsel.
Waiver Letter
In connection with each Purchase Agreement, each Purchaser delivered a waiver letter to us, pursuant to which the Purchaser waived, through December 31, 2024, our obligation to (i) effect a reverse stock split of our common stock on or before December 31, 2023 pursuant to the Notes and the Warrants; (ii) reserve a specified number of shares of Common Stock from its duly authorized capital stock and amend the Company’s Articles of Incorporation to increase the number of authorized but unissued shares of Common Stock, in each case pursuant to the applicable Purchase Agreement; and (iii) register the shares underlying the Notes and Warrants pursuant to the Registration Rights Agreements.
Notes and Warrants Exchange
On October 18, 2024, effective upon the implementation of our Reverse Stock Split, we issued an aggregate of 3,989,456 shares of Common Stock in exchange for all outstanding Notes and Warrants issued by the Company (the “Exchange”). Pursuant to the Exchange, (i) each outstanding Note was fully accelerated to maturity (with 15% interest paid on the outstanding Principal) and then converted (per the terms of the Note) into shares of Common Stock at $15.00 per share, (ii) each First Warrant was exchanged for 0.0024 shares of Common Stock per share subject to such First Warrant, and (iii) each Second Warrant was exchanged for approximately 0.0023 shares of Common Stock per share subject to such Second Warrant. The Exchange was exempt from registration under the Securities Act pursuant to Section 3(a)(9) thereof.
October 2024 Securities Purchase Agreement
On October 16, 2024, we entered into a Securities Purchase Agreement (the “October Purchase Agreement”) with the purchasers identified on the signature pages thereto (the “October Purchasers”), for the private placement (the “October Private Placement”) of approximately 1.3 million shares (“Shares”) of Common Stock at a purchase price of $8.25 per Share. The closing of the October Private Placement occurred on October 18, 2024 (the “October

Closing Date”). At the October Closing Date, we received aggregate gross proceeds of approximately $10.3 million, before deducting offering expenses.
October 2024 Registration Rights Agreement
In connection with the October Purchase Agreement, we also entered into a registration rights agreement with the October Purchasers on October 16, 2024 (the “October Registration Rights Agreement”), pursuant to which we agreed to file a registration statement (the “October Registration Statement”) with the SEC on or before December 17, 2024 (subject to certain exceptions) to register the resale of the Shares, to use our commercially reasonable best efforts to have the October Registration Statement declared effective within the time period set forth in the October Registration Rights Agreement, and to keep the October Registration Statement continuously effective under the Securities Act, until all registrable securities have been sold, thereunder or pursuant to Rule 144.
Consent and Limited Waiver
On October 17, 2024, we entered into a Consent and Limited Waiver to Note and Warrant Purchase and Security Agreement (the “Consent and Limited Waiver”) with respect to that certain Note and Warrant Purchase and Security Agreement, dated as of August 6, 2020 (as amended, the “NWPSA”), with the noteholders party thereto (the “Holders”) and North Haven Expansion, as agent. North Haven Expansion and the Holders agreed to continue to forbear upon exercising remedies in connection with certain existing events of default under the NWPSA until the earlier of (x) the occurrence of an event of default and (y) December 31, 2024. The Consent and Limited Waiver also consents to the repayment in full of amounts owed to HealthTronics, Inc. (“HealthTronics”) pursuant to the Convertible Promissory Note, dated as of August 6, 2020, by and between the Company and HealthTronics, in the original principal amount of approximately $1.4 million (the “HealthTronics Note”); the October Private Placement and the Reverse Stock Split if the Company has at least $5.0 million of liquidity following such transactions, which is required pursuant to the minimum liquidity covenant in the NWPSA. North Haven Expansion and the Holders have also agreed that any existing event of default that exists due to the Company’s failure to meet the minimum liquidity covenant would be waived if the conditions set forth in the Consent and Limited Waiver, including at least $5.0 million of liquidity following such transactions, was met. As a condition to the effectiveness of the Consent and Limited Waiver, North Haven Expansion exercised, on a cashless basis, all warrants issued by the Company to North Haven Expansion in exchange for the issuance of 146,302 shares (the “NWPSA Shares”) of Common Stock following the Reverse Stock Split.
Material Relationships with Selling Stockholders
The selling stockholders include Manchester Explorer, L.P., an affiliate of the Company, and director A. Michael Stolarski.
Morgan Frank, our Chief Executive Officer and Chairman of our board of directors, has been a principal at the life sciences-focused investment fund Manchester Management since 2003 and a director of Manchester Explorer Cayman Ltd since 2013, each of which are affiliates of Jeb Partners, L.P. and Manchester Explorer, L.P., two of the selling stockholders.
Other than as described above, none of the selling stockholders has had any material relationship with us or any of our predecessors or affiliates within the past three years.
Selling Stockholder Table
The table set forth below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of the shares of Common Stock held by each of the selling stockholders as of November 29, 2024.
Unless otherwise indicated, we believe, based on information supplied by the following persons, that the persons named in the table below have sole voting and investment power with respect to all shares of Common

Stock that they beneficially own. The registration of the offered shares does not mean that any or all of the selling stockholders will offer or sell any of the shares of Common Stock.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percent of Common Stock Owned After Offering
Anthony Michael Stolarski	351,786	29,000	322,786	3.8%
Ashford Caribe Investments LLC(1)	135,336	135,336	—	—
Bigger Capital Fund, LP(2)	120,775	79,941	40,934	*
Blackwell Partners LLC - Series A(3)	608,183	120,653	487,530	5.7%
Chantecler Capital	57,999	57,999	—	—
Charles Manker Revocable Trust of 2004(4)	19,334	19,334	—	—
Christian Schmitz	29,000	29,000	—	—
Christopher S. Davis	251,730	100,064	151,666	1.8%
Clive Caunter	19,335	9,668	9,667	*
Dirk Horn	87,000	29,000	58,000	*
District 2 Capital Fund LP(2)	82,000	19,334	62,666	*
Ephraim Fields	15,758	15,758	—	—
Gregory Kasting Manker	19,334	19,334	—	—
Harry Scio	24,168	24,168	—	—
IFCM Microcap Fund LP(5)	215,641	160,000	55,641	*
Jesse Shue	58,000	58,000	—	—
Kenneth Sanker	4,834	4,834	—	—
Leila Ettehadieh Family Trust(6)	14,500	14,500	—	—
Leila Ettehadieh Trust(6)	14,500	19,334	—	—
Londer Securities SA(7)	116,000	58,000	58,000	*
Manchester Explorer, L.P.(8)	974,943	367,897	607,046	7.1%
Manfredo Radicati Primeglio	20,001	19,334	667	*
Mary Carroll and Walter Walsh	14,500	14,500	—	—
Maryam Ettehadieh Family Trust(6)	14,500	14,500	—	—
Maryam Ettehadieh Trust(6)	19,334	19,334	—	—
Michael Nephi Nemelka	405,679	130,574	275,105	3.2%
NH Expansion Credit Fund Holdings LP	201,413	146,302	55,111	*
Opaleye L.P.(9)	944,132	297,820	646,312	7.6%
Pepper Grove Holdings Limited(10)	241,661	144,994	96,667	1.1%
Rupert James Atteridge Mathews	19,634	19,634	—	—
Shipyard Capital LP(11)	62,219	18,182	44,037	*
Solas Capital Partners, LP(12)	49,944	9,998	39,946	*
Solas Capital Partners II, LP(12)	93,035	16,769	76,266	*
Special Situations Cayman Fund, L.P.(13)	91,948	91,948	—	—
Special Situations Fund III QP, L.P.(14)	330,835	330,835	—	—
Special Situations Life Sciences Fund, L.P.(15)	74,187	74,187	—	—
Special Situations Private Equity Fund, L.P.(16)	109,091	109,091	—	—
Todd Q. Swanson	116,000	58,000	58,000	*

__________________
*Represents less than 1% of our outstanding common stock.
(1)John B. Helmers is the Manager of Ashford Caribe Investments LLC.
(2)Michael Bigger is the Managing Member of the General Partner of each of Bigger Capital Fund, LP and District 2 Capital Fund.
(3)Tucker Golden is the Managing Member of Solas Capital Management, LLC, an Investment Advisor to Blackwell Partners LLC – Series A, with sole voting and investment discretion with respect to the shares.
(4)Charles Manker is the Trustee of the Charles Manker Revocable Trust of 2004.
(5)Ian J. Cassel is the General Partner of IFCM Microcap Fund LP.
(6)Maryam Ettehadieh is the Trustee of the Leila Ettehadieh Family Trust, the Leila Ettehadieh Trust, the Maryam Ettehadieh Family Trust and the Maryam Ettehadieh Family Trust.
(7)Leonardo Zampatti is the director of Londer Securities SA.
(8)James Besser is the Managing Member of Manchester Explorer, L.P. Morgan Frank, our interim Chief Executive Officer and Chairman of our board of directors, has been a principal at the life sciences focused investment fund Manchester Management since 2003 and a director of Manchester Explorer Cayman Ltd since 2013, each of which are affiliates of Manchester Explorer, L.P.
(9)James Aaron Silverman is the Founder and General Partner of Opaleye, L.P.
(10)Edward Allanby and Gary E. Sousa are directors of Pepper Grove Holdings Limited.
(11)Carson James Mitchell is the Managing Member of the General Partnership of Shipyard Capital LP.
(12)Tucker Golden is the Managing Member of the General Partnership of each of Solas Capital Partners, LP and Solas Capital Partners II, LP.
(13)AWM Investment Company Inc., (“AWM”) is the investment adviser to and SS Cayman LLC (“SSCayman”) is the General Partner of the Special Situations Cayman Fund, L.P. David Greenhouse and Adam Stettner are the principal owners of AWM and are members of SSCayman. Through their control of AWM, Messrs. Greenhouse and Stettner share voting and investment control.
(14)AWM is the investment adviser to and MGP Limited Partnership (“MGP”) is the General Partner of the Special Situations Fund III QP, L.P. David Greenhouse and Adam Stettner are the principal owners of AWM and are general partners of MGP. Through their control of AWM, Messrs. Greenhouse and Stettner share voting and investment control.
(15)AWM is the investment adviser to and LS Advisers LLC (“LS”) is the General Partner of the Special Situations Life Sciences Fund, L.P. David Greenhouse and Adam Stettner are the principal owners of AWM and are members of LS. Through their control of AWM, Messrs. Greenhouse and Stettner share voting and investment control.
(16)AWM is the investment adviser to and MG Advisers LLC (“MG”) is the General Partner of the Special Situations Private Equity Fund, L.P. David Greenhouse and Adam Stettner are the principal owners of AWM and are members of MG. Through their control of AWM, Messrs. Greenhouse and Stettner share voting and investment control.

PLAN OF DISTRIBUTION
Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•settlement of short sales;
•in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•a combination of any such methods of sale; or
•any other method permitted pursuant to applicable law.
The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
In connection with the sale of the securities or interests hereunder, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
We agreed to keep this prospectus effective until all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES TO BE REGISTERED
Common Stock
The following description of our Common Stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of our Common Stock that the selling stockholders may offer under this prospectus. It may not contain all the information that is important to you. For the complete terms of our Common Stock, please refer to our Articles of Incorporation, as amended (the “Articles of Incorporation”), and our Bylaws (the “Bylaws”), which are incorporated by reference into the registration statement which includes this prospectus. The Nevada Revised Statutes (the “NRS”) may also affect the terms of our Common Stock. If we so indicate in a prospectus supplement, the terms of any security offered under that prospectus supplement may differ from the terms we describe below.
Our Articles of Incorporation provide for one class of Common Stock. In addition, our Articles of Incorporation authorize shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.
Our authorized capital stock consists of 2,505,000,000 shares, all with a par value of $0.001 per share, of which:
•2,500,000,000 shares are designated as Common Stock; and
•5,000,000 shares are designated as preferred stock.
Voting Rights
Each holder of shares of our Common Stock is entitled to one vote per share on all matters submitted to a vote of our Common Stockholders. Cumulative voting in the election of directors is not allowed, which means that the holders of more than 50% of the outstanding shares can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any directors. The affirmative vote of a plurality of the shares of Common Stock voted at a stockholders meeting where a quorum is present is required to elect directors and to take other corporate actions. Our Articles of Incorporation do not provide for a classified board of directors; all directors of the Company are elected annually.
Dividends
Subject to provisions of the NRS and to any future rights which may be granted to the holders of any series of our preferred stock, holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of the Company.
Liquidation Rights
Upon liquidation, dissolution or winding-up, the holders of our Common Stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock.
Other Rights
The holders of our Common Stock do not have any preemptive, conversion or redemption rights by virtue of their ownership of our Common Stock.
Anti-Takeover Provisions
Provisions in our Articles of Incorporation and Bylaws may discourage certain types of transactions involving an actual or potential change of control of our Company which might be beneficial to us or our security holders. In addition, Section 78.438 of the NRS prohibits a Nevada corporation with 200 or more stockholders of record from engaging in a business combination with an interested stockholder (generally defined as a person which together with its affiliates owns, or within the last two years has owned, 10% of our voting stock) unless the business combination is approved in a prescribed manner. Further, Nevada law contains provisions governing “acquisition of controlling interest” in Sections 78.378 through 78.3793 of the NRS. This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The Control Share Acquisition Act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the Control Share Acquisition Act, would bring its voting power within any of the following three ranges: 20 to 33-1/3%; 33-1/3% to 50%; or more than 50%. A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the Control Share Acquisition Act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our Articles of Incorporation and Bylaws do not exempt our Common Stock from the Control Share Acquisition Act. The Control Share Acquisition Act is applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An Issuing Corporation is a Nevada corporation which (i) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada, and (ii) does business in Nevada directly or through an affiliated corporation. At this time, we do not believe we have 100 stockholders of record that are residents of Nevada and we do not conduct business in Nevada directly. Therefore, the provisions of the Control Share Acquisition Act are believed not to apply to acquisition of our shares and will not until such time as these requirements have been met. At such time as they may apply, the provisions of the Control Share Acquisition Act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our stockholders. The existence of the foregoing provisions and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our Common Stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your Common Stock in an acquisition.
As noted above, our Articles of Incorporation permit our board of directors to issue shares of any class or series of preferred stock in the future without stockholder approval and upon such terms as our board of directors may determine. The rights of the holders of our Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any class or series of preferred stock that may be issued in the future.
Our Bylaws generally provide that any board vacancy, including a vacancy resulting from an increase in the authorized number of directors, may be filled by a majority of the directors, even if less than a quorum.
Additionally, our Bylaws provide that stockholders must provide timely notice in writing to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders. Notice for an annual meeting is timely if our Secretary receives the written notice not less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Our Bylaws also specify the form and content of a stockholder’s notice. These provisions may prevent stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.
Trading Information
Our Common Stock is currently quoted on the OTCQB market under the symbol “SNWV.”
Transfer Agent
The transfer agent and registrar for our Common Stock and preferred stock is Securities Transfer Corporation, 2901 N. Dallas Parkway, Suite 380, Plano, Texas 75093.

LEGAL MATTERS
Certain legal matters will be passed upon for us by Hutchison & Steffen, PLLC, Las Vegas, Nevada.
EXPERTS
The consolidated financial statements as of December 31, 2023 and December 31, 2022 and for the years then ended incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of Marcum LLP, an independent registered public accounting firm (which report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), appearing in our annual report on Form 10-K for the year ended December 31, 2023, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form S-1 with the SEC to register the resale of shares of our Common Stock being offered by this prospectus. For further information with respect to us and our Common Stock, please see the registration statement on Form S-1 and the exhibits thereto. In addition, we file annual, quarterly and current reports, and proxy and information statements with the SEC. The SEC maintains a website, https://www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us. Our SEC filings are also available to the public on our website, www.sanuwave.com. Information contained on our website should not be considered part of, or incorporated by reference into, this prospectus.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC (excluding any documents or portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):
•Our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on March 21, 2024;
•Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024, as filed with the SEC on May 9, 2024; for the quarter ended June 30, 2024, as filed with the SEC on August 12, 2024; and for the quarter ended September 30, 2024, as filed with the SEC on November 7, 2024;
•Our Current Reports on Form 8-K filed with the SEC on January 3, 2024, January 25, 2024, February 21, 2024, February 28, 2024, March 7, 2024, April 1, 2024, April 26, 2024, June 3, 2024, June 4, 2024, June 21, 2024, June 26, 2024, July 17, 2024, August 9, 2024, October 18, 2024, October 25, 2024 and November 13, 2024; and
•The description of our Common Stock contained in our Registration Statement on Form 10-SB, as filed with the SEC on December 18, 2007, as updated by Exhibit 4.22 to the Company’s Form 10-K for the year ended December 31, 2021, and any and all amendments or reports filed for the purpose of updating such description.
We incorporate by reference all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) on or after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, and (ii) on or after the date of this prospectus but before the completion or termination of this offering, with the exception of any information furnished under Item 2.02 and Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.
This prospectus is part of a registration statement and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus, any prospectus supplement or any free writing prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s website, as provided above.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will provide to any person, including any beneficial owner, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus. You should direct requests for documents to:
SANUWAVE Health, Inc.
11495 Valley View Road
Eden Prairie, Minnesota 55344
Attn: Peter Sorensen, Chief Financial Officer
Telephone: (952) 656-1029
You should rely only on the information incorporated by reference or presented in this prospectus, any prospectus supplement or any free writing prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any free writing prospectus is accurate as of any date other than the dates on those documents.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13. Other Expenses of Issuance and Distribution
The following table lists the costs and expenses payable by the Company in connection with the sale of the Common Stock covered by this prospectus. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$9,084
Legal fees and expenses	$40,000
Accounting fees and expenses	$20,000
Total	$69,084
ITEM 14. Indemnification of Directors and Officers
The Nevada General Corporation Law (the “NGCL”) provides that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless (i) such act or omission constituted a breach of his or her fiduciary duties as a director or officer, and (ii) his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Under the NGCL, a corporation may indemnify directors and officers, as well as other employees and individuals, against any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation so long as such person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.
The NGCL further provides that indemnification may not be made for any claim as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against expenses, including attorney’s fees, actually and reasonably incurred in connection with the defense. The NGCL provides that this is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders, or disinterested directors or otherwise.
The Bylaws and contractual arrangements with certain of the Company’s directors and officers provide that the Company is required to indemnify its directors and officers to the fullest extent permitted by law. The Bylaws and these contractual arrangements also require the Company to advance expenses incurred by a director or officer in connection with the defense of any proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company. The Bylaws also permit the Company to purchase and maintain errors and omissions insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity. The Company does not presently maintain any such errors and omissions insurance for the benefit of its directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed hereby in the Securities Act and the Company will be governed by the final adjudication of such issue.
ITEM 15. Recent Sales of Unregistered Securities
In connection with each of the following unregistered sales and issuances of securities, except as otherwise provided below, the Company relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering based in part upon the representations provided by the purchasers. Except as otherwise indicated, historical share and per share information in this Part II, Item 15 has not been updated to reflect the Reverse Stock Split.
Consulting and Endorsement Arrangements
From September 2020 through May 1, 2023, the Company issued 1,000,000 shares of Common Stock to Customized Medical LLC, 300,000 shares of Common Stock to James Terwilliger, 100,000 shares of Common Stock to Jay Shah, 6,500,000 shares of Common Stock to the Howard Todd Horbert Trust UA 11-8-1994, 7,847,500 shares of Common Stock to Michael Nemelka, the brother of a former member of our board of directors, 5,000,000 shares of Common Stock to Millennium Park Capital LLC, and 3,000,000 shares of Common Stock to Encode LLC in exchange for certain consulting services. On June 13, 2022, the Company issued 1,000,000 shares of Common Stock to Deontay Wilder and 250,000 shares of Common Stock to Kenneth E. Lippe in connection with an endorsement.
August 2022 Securities Purchase Agreement, Notes and Warrants
On August 5, 2022, the Company entered into a Securities Purchase Agreement (the “August 2022 Purchase Agreement”) with the purchasers identified on the signature pages thereto (the “August 2022 Purchasers”) for its sale in a private placement of (i) Notes in an aggregate principal amount of approximately $16.1 million, (ii) First Warrants to purchase an additional 404,839,841 shares of Common Stock and (iii) Second Warrants to purchase an additional 404,839,841 shares of Common Stock. The Warrants had a five-year term. The closing of this private placement occurred on August 5, 2022, and the Company received total proceeds of approximately $14.4 million.
Notes
Pursuant to the Notes, the Company promised to pay each August 2022 Purchaser in cash and/or in shares of Common Stock, at a Conversion Price of $0.04, the Principal as could have been advanced in Disbursements, and paid Interest at a rate of 15% per annum on any outstanding Principal at the applicable Interest rate from the date of the Notes until the Notes were accelerated, converted, redeemed or otherwise.
Side Letter Settlement Agreements
On August 5, 2022, the Company entered into a Settlement Agreement (the “Settlement Agreement”) with Leviston Resources LLC (“Leviston”) to satisfy in full the indebtedness under a Securities Purchase Agreement with Leviston (the “Leviston Purchase Agreement”). Pursuant to the Settlement Agreement, upon receipt by Leviston of (i) 16,666,667 shares of Common Stock in exchange for a warrant to purchase an additional 16,666,667 shares of Common Stock and (ii) the payment of $3,205,715, the indebtedness under the Leviston Purchase Agreement was automatically satisfied in full and irrevocably discharged, terminated and released, and all obligations under the Leviston Purchase Agreement and other transaction documents were automatically terminated.
On August 2–4, 2022, the Company entered into substantially similar settlement agreements with LGH Investments, LLC (“LGH”), Quick Capital, LLC (“Quick Capital”), Jeffrey Benton, Karl W. Brewer and the David

S. Nagelberg 2003 Revocable Trust (the “Nagelberg Trust”). In exchange for the satisfaction in full and irrevocable discharge, termination and release of indebtedness under the appliable purchase agreements and the termination of all obligations under the applicable purchase agreements and other transaction documents (including related warrants), each of LGH, Quick Capital and the Nagelberg Trust received 555,556 shares of Common Stock and was paid $150,000, Mr. Benton received 277,778 shares of Common Stock and was paid $75,000 and Mr. Brewer received 833,333 shares of Common Stock and was paid $225,000.
November 2022 Securities Purchase Agreement, Notes and Warrants
On November 14, 2022, the Company entered into a Securities Purchase Agreement (the “November 2022 Purchase Agreement”) with the purchasers identified on the signature pages thereto (the “November 2022 Purchasers”) for its sale in a private placement of (i) Notes in an aggregate principal amount of approximately $4.0 million, (ii) First Warrants to purchase an additional 99,548,750 shares of Common Stock and (iii) Second Warrants to purchase an additional 99,548,750 shares of Common Stock. The Warrants had a five-year term. The closing of this private placement occurred on November 14, 2022, and the Company received total proceeds of approximately $3.7 million.
Notes
Pursuant to the Notes, the Company promised to pay each November 2022 Purchaser in cash and/or in shares of Common Stock, at a Conversion Price of $0.04, the Principal as could have been advanced in Disbursements, and paid Interest at a rate of 15% per annum on any outstanding Principal at the applicable Interest rate from the date of the Notes until the Notes were accelerated, converted, redeemed or otherwise.
May 2023 Securities Purchase Agreement, Notes and Warrants
On May 9, 2023, the Company entered into a Securities Purchase Agreement (the “May 2023 Purchase Agreement”) with the purchasers identified on the signature pages thereto (the “May 2023 Purchasers”) for its sale in a private placement of (i) Notes in an aggregate principal amount of approximately $1.23 million, (ii) First Warrants to purchase an additional approximately 30.7 million shares of Common Stock and (iii) Second Warrants to purchase an additional approximately 30.7 million shares of Common Stock. The Warrants had a five-year term. The closing of this private placement occurred on May 9, 2023, and the Company received total proceeds of approximately $1.2 million.
Notes
Pursuant to the Notes, the Company promised to pay each May 2023 Purchaser in cash and/or in shares of Common Stock, at a Conversion Price of $0.04, the Principal as could have been advanced in Disbursements, and paid Interest at a rate of 15% per annum on any outstanding Principal at the applicable Interest rate from the date of the Notes until the Notes were accelerated, converted, redeemed or otherwise.
July 2023 Notes
In July 2023, the Company issued July 2023 Notes in an aggregate principal amount of $4.6 million to certain accredited investors (the “July 2023 Purchasers”) at an original issue discount of 33.33% (the “July 2023 Private Placement”). The July 2023 Notes bore interest at a rate of zero percent (0%) per annum and matured on January 21, 2024. The closing of the July 2023 Private Placement occurred on July 21, 2023, and the Company received total proceeds of approximately $3.0 million.
Also in July 2023, the Company and the July 2023 Purchasers entered into a side letter, pursuant to which the parties agreed that upon the earlier of the maturity date or a fundamental transaction, the Company would issue each July 2023 Purchaser (i) a Note with the same principal amount as the principal amount of such July 2023 Purchasers’ July 2023 Note, plus any accrued and unpaid interest, substantially in the form of Exhibit 4.29 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and (ii) two Common Stock Purchase Warrants, one with an exercise price of $0.04 per share and one with an exercise price of $0.067 per share, substantially in the form of Exhibit 4.30 to the Company’s Annual Report on Form 10-K for the year ended

December 31, 2022, each of which were to be exercisable for such number of shares of Common Stock calculated by dividing the principal amount of the July 2023 Purchaser’s Future Advance Convertible Promissory Note by $0.04. In addition, the parties agreed to enter into a securities purchase agreement, a subordination agreement, a security agreement and a registration rights agreement, substantially in the forms of Exhibits 10.67, 10.68, 10.69 and 10.70, respectively, to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
December 2023 Securities Purchase Agreement, Notes and Warrants
On December 30, 2023, the Company entered into the December Purchase Agreement with the December Purchasers for its sale in the December Private Placement of (i) Notes in an aggregate principal amount of approximately $1.9 million, (ii) First Warrants to purchase an additional approximately 46.5 million shares of Common Stock and (iii) Second Warrants to purchase an additional approximately 46.5 million shares of Common Stock. The Warrants had a five-year term. The closing of the December Private Placement occurred on December 30, 2023. The Company received total proceeds of approximately $1.8 million.
Notes
Pursuant to the Notes, the Company promised to pay each December Purchaser in cash and/or in shares of Common Stock, at a Conversion Price of $0.04, the Principal as could have been advanced in Disbursements, and paid Interest at a rate of 15% per annum on any outstanding Principal at the applicable Interest rate from the date of the Notes until the Notes were accelerated, converted, redeemed or otherwise.
January 2024 Securities Purchase Agreement, Notes and Warrants
On January 21, 2024, the Company entered into the January Purchase Agreement with the January Purchasers for its sale in the January Private Placement of (i) Notes in an aggregate principal amount of approximately $4.6 million, (ii) First Warrants to purchase an additional approximately 113.9 million shares of Common Stock and (iii) Second Warrants to purchase an additional approximately 113.9 million shares of Common Stock. The Warrants had a five-year term. The closing of the January Private Placement occurred on January 21, 2024, and the Company received no cash proceeds.
Notes
Pursuant to the Notes, the Company promised to pay each Purchaser in cash and/or in shares of Common Stock, at a Conversion Price of $0.04, the Principal as could have been advanced in Disbursements, and paid Interest at a rate of 15% per annum on any outstanding Principal at the applicable Interest rate from the date of the Notes until the Notes were accelerated, converted, redeemed or otherwise.
June 2024 Securities Purchase Agreement, Notes and Warrants
On June 18, 2024, the Company entered into the June Purchase Agreement with the June Purchasers for its sale in the June Private Placement of (i) Notes in an aggregate principal amount of approximately $1.3 million, (ii) First Warrants to purchase an additional approximately 32.5 million shares of Common Stock and (iii) Second Warrants to purchase an additional approximately 32.5 million shares of Common Stock. The Warrants had a five-year term. The closing of the June Private Placement occurred on June 18, 2024, and the Company received total proceeds of approximately $1.3 million.
Notes
Pursuant to the Notes, the Company promised to pay each June Purchaser in cash and/or in shares of Common Stock, at a Conversion Price of $0.04, the Principal as could have been advanced in Disbursements, and paid Interest at a rate of 15% per annum on any outstanding Principal at the applicable Interest rate from the date of the Notes until the Notes were accelerated, converted, redeemed or otherwise.

October 2024 Securities Purchase Agreement
On October 16, 2024, the Company entered into the October Purchase Agreement with the October Purchasers for the October Private Placement of approximately 1.3 million shares of Common Stock at a purchase price of $8.25 per share, in each case, after adjustment to reflect the Reverse Stock Split. The closing of the October Private Placement occurred on October 18, 2024, and the Company received aggregate gross proceeds of approximately $10.3 million, before deducting offering expenses.
October 2024 Notes and Warrants Exchange
On October 18, 2024, effective upon the implementation of the Reverse Stock Split, the Company issued an aggregate of 3,989,456 shares of Common Stock in the Exchange. Pursuant to the Exchange, after adjustment to reflect the Reverse Stock Split, (i) each outstanding Note was fully accelerated to maturity (with 15% interest paid on the outstanding principal) and then converted (per the terms of the Note) into shares of Common Stock at $15.00 per share, (ii) each First Warrant was exchanged for 0.0024 shares of Common Stock per share subject to such First Warrant, and (iii) each Second Warrant was exchanged for approximately 0.0023 shares of Common Stock per share subject to such Second Warrant. The Exchange was exempt from registration under the Securities Act pursuant to Section 3(a)(9) thereof.
North Haven Expansion Warrants
On October 17, 2024, the Company entered into the Consent and Limited Waiver with respect to the NWPSA with the Holders and North Haven Expansion, as agent. As a condition to the effectiveness of the Consent and Limited Waiver, North Haven Expansion exercised, on a cashless basis, all warrants issued by the Company to North Haven Expansion in exchange for the issuance of 146,302 shares of Common Stock following the Reverse Stock Split. The issuance of the NWPSA Shares was exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof.

ITEM 16 Exhibits and Financial Statement Schedules

Exhibit No.	Description
3.1	Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Form 10-SB filed with the SEC on December 18, 2007).
3.2	Certificate of Amendment to the Articles of Incorporation (Incorporated by reference to Appendix A to the Definitive Schedule 14C filed with the SEC on October 16, 2009).
3.3	Certificate of Amendment to the Articles of Incorporation (Incorporated by reference to Exhibit A to the Definitive Schedule 14C filed with the SEC on April 16, 2012).
3.4	Bylaws (Incorporated by reference to Exhibit 3.02 to the Form 10-SB filed with the SEC on December 18, 2007).
3.5
Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Company dated March 14, 2014 (Incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the SEC on March 18, 2014).

3.6	Certificate of Amendment to the Articles of Incorporation, dated September 8, 2015 (Incorporated by reference to Exhibit 3.6 to the Form 10-K filed with the SEC on March 30, 2016).
3.7	Preferred Stock of the Company dated January 12, 2016 (Incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the SEC on January 19, 2016).
3.8	Preferred Stock of the Company dated January 31, 2020 (Incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the SEC on February 6, 2020).
3.9
Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock of the Company dated January 12, 2016 (Incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the SEC on January 19, 2016).

3.10
Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock of the Company dated January 31, 2020 (Incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the SEC on February 6, 2020).

3.11
Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock of the Company dated January 31, 2020 (Incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the SEC on February 6, 2020).

3.12	Certificate of Designation of Series D Convertible Preferred Stock (Incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the SEC on May 20, 2020).
3.13	Certificate of Amendment of the Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the SEC on January 5, 2021).
3.14	Certificate of Amendment of the Articles of Incorporation, dated January 31, 2023 (Incorporated by reference to Exhibit 3.12 to the Form S-1/A filed with the SEC on January 31, 2023).
3.15	Certificate of Amendment of the Articles of Incorporation, effective as of October 18, 2024 (Incorporated by reference to Exhibit 3.1 to the Form 8-K filed with the SEC on October 18, 2024).
5.1*	Opinion of Hutchison & Steffen, PLLC
10.1∞	Amended and Restated 2006 Stock Option Incentive Plan of SANUWAVE Health, Inc. (Incorporated by reference to Exhibit 10.1 to the Form 8-K filed with the SEC on November 3, 2010).
10.2	Master Equipment Lease, dated January 26, 2018, by and among the Company and NFS Leasing, Inc. (Incorporated by reference to Exhibit 10.1 to the Form 8-K filed with the SEC on February 15, 2018).
10.3
Note and Warrant Purchase and Security Agreement by and among the Company, the noteholder party thereto and NH Expansion Credit Fund Holdings LP, as agent, dated August 6, 2020 (Incorporated by reference to Exhibit 10.5 to the Form 8-K filed with the SEC on August 12, 2020).

10.4
Second Amendment to the Note and Warrant Purchase and Security Agreement by and between the Company and NH Expansion Credit Fund Holdings L.P., dated February 25, 2022 (Incorporated by reference to Exhibit 10.1 to the Form 8-K filed with the SEC on March 2, 2022).

10.5
Form of Registration Rights Agreement, dated August 5, 2022, by and among the Company and certain lenders (Incorporated by reference to Exhibit 10.4 to the Form 8-K filed with the SEC on August 8, 2022).

10.6
Third Amendment to the Note and Warrant Purchase and Security Agreement by and between the Company and NH Expansion Credit Fund Holdings L.P., dated June 30, 2022 (Incorporated by reference to Exhibit 10.1 to the Form 8-K filed with the SEC on July 7, 2022).

10.7
Registration Rights Agreement, dated November 14, 2022, by and among the Company and certain lenders (Incorporated by reference to Exhibit 10.70 to the Form S-1/A filed with the SEC on January 31, 2023).

10.8	Registration Rights Agreement, dated May 9, 2023, by and among the Company and certain lenders.
10.9∞	Executive Employment Agreement, effective May 23, 2023, by and between the Company and Morgan Frank (Incorporated by reference to Exhibit 10.1 to the Form 8-K filed with the SEC on May 30, 2023).
10.10
Fourth Amendment to Note and Warrant Purchase and Security Agreement, dated June 23, 2023, by and among the Company, the noteholder party thereto and NH Expansion Credit Fund Holdings LP, as agent (Incorporated by reference to Exhibit 10.1 to the Form 8-K filed with the SEC on June 29, 2023).

10.11	Security Agreement, dated July 21, 2023, by and among the Company and certain lenders (Incorporated by reference to Exhibit 10.1 to the Form 8-K filed with the SEC on July 26, 2023).
10.12
Subordination Agreement, dated July 21, 2023, by and among the Company, NH Expansion Credit Fund Holdings LP and certain creditors (Incorporated by reference to Exhibit 10.2 to the Form 8-K filed with the SEC on July 26, 2023).

10.13∞	Offer Letter, dated July 20, 2023, by and between the Company and Andrew Walko (Incorporated by reference to Exhibit 10.1 to the Form 8-K filed with the SEC on July 31, 2023).
10.14∞
Non-Compete and Confidentiality Agreement, dated July 31, 2023, by and between the Company and Andrew Walko (Incorporated by reference to Exhibit 10.2 to the Form 8-K filed with the SEC on July 31, 2023).

10.15	Registration Rights Agreement, dated December 30, 2023, by and among the Company and certain lenders (Incorporated by reference to Exhibit 10.4 to the Form 8-K filed with the SEC on January 3, 2024).
10.16	Form of Waiver Letter with Purchasers in December 2023 offering (Incorporated by reference to Exhibit 10.5 to the Form 8-K filed with the SEC on January 3, 2024).
10.17
Securities Purchase Agreement, dated January 21, 2024, by and among the Company and the purchasers identified on the signature pages thereto (Incorporated by reference to Exhibit 10.1 to the Form 8-K filed with the SEC on January 21, 2024).

10.18	Security Agreement, dated January 21, 2024, by and among the Company and certain lenders (Incorporated by reference to Exhibit 10.2 to the Form 8-K filed with the SEC on January 21, 2024).
10.19
Subordination Agreement, dated January 21, 2024, by and among the Company, NH Expansion Credit Fund Holdings LP and certain creditors (Incorporated by reference to Exhibit 10.3 to the Form 8-K filed with the SEC on January 21, 2024).

10.20	Registration Rights Agreement, dated January 21, 2024, by and among the Company and certain lenders (Incorporated by reference to Exhibit 10.4 to the Form 8-K filed with the SEC on January 21, 2024).
10.21	Form of Waiver Letter, dated January 21, 2024, by and among the Company and certain purchasers (Incorporated by reference to Exhibit 10.5 to the Form 8-K filed with the SEC on January 21, 2024).
10.22	Form of Letter Agreement, dated January 21, 2024, by and among the Company and certain lenders (Incorporated by reference to Exhibit 10.6 to the Form 8-K filed with the SEC on January 21, 2024).
10.23
Consent, Limited Waiver and Fifth Amendment to Note and Warrant Purchase and Security Agreement, dated as of March 6, 2024, by and among NH Expansion Credit Fund Holdings LP, as agent, the noteholders party thereto, and the Company (Incorporated by reference to Exhibit 10.1 to the Form 8-K filed with the SEC on March 7, 2024).

10.24
Amendment to Agreement for Purchase and Sale, Limited Exclusive Distribution and Royalties, and Servicing and Repairs of dermaPACE System® and Equipment, effective as of November 1, 2023, by and between the Company and Premier Shockwave Wound Care, Inc. (Incorporated by reference to Exhibit 10.4 to the Form 10-K filed with the SEC on March 21, 2024).

10.25∞	Separation and Release Agreement, dated March 29, 2024 (Incorporated by reference to Exhibit 10.1 to the Form 8-K filed with the SEC on April 1, 2024).
10.26∞	Offer Letter of Peter Sorensen, dated March 26, 2024 (Incorporated by reference to Exhibit 10.2 to the Form 8-K filed with the SEC on April 1, 2024).
10.27
Securities Purchase Agreement, dated June 18, 2024, by and among the Company and the purchasers identified on the signature pages thereto (Incorporated by reference to Exhibit 10.1 to the Form 8-K filed with the SEC on June 21, 2024).

10.28	Security Agreement, dated June 18, 2024, by and among the Company and certain lenders (Incorporated by reference to Exhibit 10.2 to the Form 8-K filed with the SEC on June 21, 2024).
10.29
Subordination Agreement, dated June 18, 2024, by and among the Company, NH Expansion Credit Fund Holdings LP and certain creditors (Incorporated by reference to Exhibit 10.3 to the Form 8-K filed with the SEC on June 21, 2024).

10.30	Registration Rights Agreement, dated June 18, 2024, by and among the Company and certain lenders (Incorporated by reference to Exhibit 10.4 to the Form 8-K filed with the SEC on June 21, 2024).
10.31	Form of Waiver Letter with purchasers in June 2024 offering (Incorporated by reference to Exhibit 10.5 to the Form 8-K filed with the SEC on June 21, 2024).
10.32	Form of Letter Agreement with purchasers in June 2024 offering (Incorporated by reference to Exhibit 10.6 to the Form 8-K filed with the SEC on June 21, 2024).
10.33
Sixth Amendment to Note and Warrant Purchase and Security Agreement, dated as of July 15, 2024, by and among NH Expansion Credit Fund Holdings LP, as agent, the noteholders party thereto, and the Company (Incorporated by reference to Exhibit 10.1 to the Form 8-K filed with the SEC on July 17, 2024).

10.34∞	SANUWAVE Health, Inc. 2024 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Form 8-K filed with the SEC on August 9, 2024).
10.35
Consent and Limited Waiver to Note and Warrant Purchase and Security Agreement, dated as of October 17, 2024, by and among NH Expansion Credit Fund Holdings LP, as agent, the noteholders party thereto, and the Company (Incorporated by reference to Exhibit 10.1 to the Form 8-K filed with the SEC on October 17, 2024).

10.36
Securities Purchase Agreement, dated October 16, 2024, by and among the Company and the purchasers identified on the signature pages thereto (Incorporated by reference to Exhibit 10.2 to the Form 8-K filed with the SEC on October 18, 2024).

10.37
Registration Rights Agreement, dated October 16, 2024, by and among the Company and the purchasers identified on the signature pages thereto (Incorporated by reference to Exhibit 10.3 to the Form 8-K filed with the SEC on October 18, 2024).

10.38∞	Form of Stock Option Award Agreement under the SANUWAVE Health, Inc. 2024 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Form 8-K filed with the SEC on October 25, 2024).
10.39∞
Acknowledgment and Mutual Agreement, effective as of November 12, 2024, by and between the Company and Kevin A. Richardson, II (Incorporated by reference to Exhibit 10.1 to the Form 8-K filed with the SEC on November 13, 2024).

10.40∞
Amendment to Stock Option Agreement, dated as of November 12, 2024, by and between the Company and Kevin A. Richardson, II (Incorporated by reference to Exhibit 10.2 to the Form 8-K filed with the SEC on November 13, 2024).

23.1*	Consent of Marcum LLP, independent registered public accountants.
23.2*	Consent of Hutchison & Steffen, PLLC (included in its opinion filed as Exhibit 5.1).
24.1*	Power of Attorney (set forth on the signature page to the initial filing of the registration statement).
107*	Filing Fee Table
__________________
∞      Indicates management contract or compensatory plan or arrangement.
*Filed herewith
ITEM 17. Undertakings
(a)The undersigned registrant hereby undertakes: To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided, however, that paragraphs (a)(1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on December 3, 2024.

SANUWAVE Health, Inc.

By:	/s/ Morgan C. Frank
Name:	Morgan C. Frank
Title:	Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Morgan C. Frank and Peter Sorensen, and each one of them, as his true and lawful attorneys-in-fact, with full power of substitution and redistribution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign a registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

By: /s/ Morgan C. Frank	Chairman of the Board and Chief Executive Officer (principal executive officer)	December 3, 2024
Name: Morgan C. Frank

By: /s/ Peter Sorensen	Chief Financial Officer (principal financial and accounting officer)	December 3, 2024
Name: Peter Sorensen

By: /s/ A. Michael Stolarski	Director	December 3, 2024
Name: A. Michael Stolarski

By: /s/ Jeffrey Blizard	Director	December 3, 2024
Name: Jeffrey Blizard

By: /s/ Ian Miller	Director	December 3, 2024
Name: Ian Miller

By: /s/ James Tyler	Director	December 3, 2024
Name: James Tyler